                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 MASSBANK Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 MASSBANK Corp.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                 MASSBANK CORP.

                                123 HAVEN STREET
                          READING, MASSACHUSETTS 01867

                            NOTICE OF ANNUAL MEETING

To the Stockholders of
  MASSBANK CORP.:

     The Annual Meeting of Stockholders of MASSBANK Corp. (the "Corporation") will be held at The Crowne Plaza, Two Forbes Road, Woburn, Massachusetts on Tuesday, April 16, 1996 at 10:00 A.M. for the following purposes:

          1. To consider and act upon a proposal to elect a total of four Directors to serve until the 1999 Annual Meeting of Stockholders; and

          2. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 1, 1996 are entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors,

                                            ROBERT S. CUMMINGS, Secretary

Reading, Massachusetts
March 22, 1996

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU WISH TO VOTE YOUR STOCK IN PERSON AT THE MEETING, YOUR PROXY MAY BE REVOKED.

                                 MASSBANK CORP.

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD TUESDAY, APRIL 16, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MASSBANK Corp. (the "Corporation") for the Annual Meeting of Stockholders of the Corporation. At this meeting, stockholders will consider and act upon the matters set forth in the accompanying Notice of Annual Meeting.

     The cost of soliciting proxies will be borne by the Corporation. The solicitation of proxies by mail may be followed by the solicitation of certain stockholders by officers or regular employees of the Corporation by telephone or oral communication. The enclosed proxy, if executed and returned, may be revoked at any time before it has been exercised by delivery of a revocation in writing to the Secretary of the Corporation at the principal executive offices of the Corporation, by delivering a later-dated proxy or by voting in person at the meeting. Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of the nominees for Directors as set forth herein.

     With respect to the election of Directors, the Corporation's By-laws provide that such election shall be determined by a plurality of votes cast by stockholders, and thus, in accordance with applicable state law, shares represented by a proxy that withholds authority to vote for a particular nominee or nominees and broker non-votes will have no effect on the outcome of voting for the election of Directors.

     Stock transfer books will not be closed, but the Board of Directors has fixed the close of business on March 1, 1996 as the record date for determining the stockholders entitled to notice of and to vote at this meeting and any adjournment thereof. On that date, there were outstanding 2,765,262 shares of Common Stock, and the holders thereof on that date are entitled to one vote for each share held by them. All share information set forth herein has been adjusted to reflect the 3-for-2 split of the Corporation's Common Stock, effective September 9, 1994.

     The principal executive offices of the Corporation are located at 123 Haven Street, Reading, Massachusetts 01867; telephone number (617) 662-0100. The approximate date on which this Proxy Statement and the enclosed Proxy are first being sent to stockholders is March 22, 1996.

                             ELECTION OF DIRECTORS

     In accordance with the Corporation's Restated Certificate of Incorporation and By-laws, the Board of Directors is divided into three approximately equal classes, with each Director serving for a term of three years. As a consequence, the term of only one class of Directors expires each year, and their successors are elected for terms of three years. The Board of Directors is presently comprised as follows:

     Class I: Ms. Hickey, Messrs. Marshall and McPherson and Dr. Stackhouse, who were elected to serve until the 1996 Annual Meeting of Stockholders and until their successors are chosen and qualified.

     Class II:  Messrs. Bedell, Costello, Cummings, Lapidus and Schurian, who
                were elected to serve until the 1997 Annual Meeting of Stockholders and until their successors are chosen and qualified.

     Class III: Messrs. Altschuler, Brandi, Bufferd, Carr and Dyson, who were elected to serve until the 1998 Annual Meeting of Stockholders and until their successors are chosen and qualified.

     The Board of Directors has nominated each of the Class I Directors to stand for re-election at the 1996 Annual Meeting of Stockholders to serve until the 1999 Annual Meeting of Stockholders and until their successors are chosen and qualified. Unless otherwise noted thereon, proxies solicited hereby which are executed and returned on a timely basis will be voted for such election of such nominees. The Corporation believes that each of the Board of Directors' nominees for Director will be able to serve. If one or more of such nominees should be unable to serve, the individuals named in the enclosed Proxy will vote for such other person or persons, if any, as the Board of Directors at the time may recommend to serve in place of the person or persons unable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES. Information regarding these nominees for election as Directors, as well as each current Director whose term is not scheduled to expire until the 1997 or the 1998 Annual Meeting of Stockholders, is set forth below.

SAMUEL ALTSCHULER  CHAIRMAN, PRESIDENT AND DIRECTOR, ALTRON, INC., A
                   MANUFACTURER OF ELECTRONIC INTERCONNECT PRODUCTS

[PHOTO] Mr. Altschuler, 68, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1979. He is also a member of the Compensation and Option Committee of the Corporation. Mr. Altschuler has been associated with Altron, Inc. since founding the company in 1970. Mr. Altschuler is a Past President of IPC, an industry trade association.

MATHIAS B. BEDELL  RETIRED IN 1989 AS PRESIDENT OF BEDELL BROTHERS INSURANCE
                   AGENCY

[PHOTO] Mr. Bedell, 63, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1965. Mr. Bedell is also a member of the Executive Committee of the Corporation and a Director and Executive Committee member of MASSBANK for Savings, (the "Bank") the Corporation's principal subsidiary. He also serves on the Compensation and Option Committee and the Insurance Committee of the Corporation.



GERARD H. BRANDI   CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                   OF MASSBANK CORP. AND MASSBANK FOR SAVINGS

[PHOTO] Mr. Brandi, 47, has served as a Director since 1986. He first joined a predecessor bank in 1975 and became a Trustee in 1978. He has served the Bank and Corporation in various capacities over the past twenty-one years. Mr. Brandi was named President of the Corporation and the Bank in 1986, Chief Executive Officer in 1992 and Chairman in 1993. Mr. Brandi is also Chairman of the Executive Committees of the Corporation and the Bank and a member of the Asset/Liability Committee of the Corporation. He is a Director of the Transaxion Corporation, the Depositors Insurance Fund, Northeastern University's National Council, The Lowell Plan, the New England Automated Clearing House and the New England School of Banking at Williams College. He also serves as the Vice Chairman and Director of the Lowell Development and Finance Corp., and Treasurer and Director of the Massachusetts Society for the Protection of Animals. Mr. Brandi is a Trustee and Finance Committee member of the Melrose-Wakefield Hospital and a Trustee and a member of the Investment Committee of the Savings Bank Employees Retirement Association.

ALLAN S. BUFFERD   DEPUTY TREASURER AND DIRECTOR OF INVESTMENTS, MASSACHUSETTS
                   INSTITUTE OF TECHNOLOGY

[PHOTO] Mr. Bufferd, 58, was elected a Director in 1995. He is also a member of the Asset/Liability Committee of the Corporation. Mr. Bufferd serves as Vice Chairman and Life Trustee of the Beth Israel Hospital, a Trustee of the Whiting Foundation and Co-Chairman of the Investment Committee for the Combined Jewish Philanthropies at Beth Israel Hospital. He is also a member of the Investment Subcommittee and the Advisory Committee on Economically Targeted Investments of the Massachusetts State Teachers' and Employees' Retirement Systems Trust. In addition, he is the Treasurer and a Director of the Harvard Cooperative Society, a Director of Automated Compliance Systems and a Director of Groundwater Technology, Inc.

PETER W. CARR     RETIRED AS VICE PRESIDENT/FINANCE OF GUILFORD TRANSPORTATION
                  INDUSTRIES

[PHOTO] Mr. Carr, 65, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1980. Mr. Carr is also the Chairman of the Audit Committee of the Corporation.


ALEXANDER S.      PRESIDENT AND EDITORIAL PAGE EDITOR, THE LOWELL SUN
COSTELLO

[PHOTO] Mr. Costello, 42, has served as a Director since 1993. He is a member of the Insurance Committee of the Corporation. Mr. Costello is the Chairman of the Board of Directors of The Lowell Plan, a non-profit organization dedicated to the revitalization of the City of Lowell, and a member of the Board of Governors of Saints' Memorial Hospital of Lowell.


ROBERT S.         ATTORNEY, MANAGING PARTNER OF PEABODY & BROWN
CUMMINGS

[PHOTO] Mr. Cummings, 65, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1979. Mr. Cummings is Secretary of the Corporation, a member of the Executive Committee of the Corporation and a Director and Executive Committee member of the Bank. He also serves as Chairman of the Compensation and Option Committee of the Corporation. Mr. Cummings is a Trustee and member of the Executive Committee of Melrose-Wakefield Hospital, Chairman of the Commissioners of Trust Funds of the Town of Reading, Secretary and Director of the Massachusetts Society for the Protection of Animals and Treasurer, Director and Executive Committee member of the World Society for the Protection of Animals.

ROBERT E. DYSON   ATTORNEY, PARTNER OF DICK, DYSON AND BOLTON

[PHOTO] Mr. Dyson, 55, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1980. He is also a member of the Trust Committee of the Bank. Mr. Dyson is a member of the Trust Fund Commission for the City of Gloucester.


LOUISE A. HICKEY  RETIRED AS VICE PRESIDENT FOR PATIENT SERVICES AT
                  MELROSE-WAKEFIELD HOSPITAL

[PHOTO] Ms. Hickey, 70, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1981. Ms. Hickey is a member of the Compensation and Option Committee of the Corporation. Ms. Hickey is an Honorary Trustee of the Melrose-Wakefield Hospital.


LEONARD LAPIDUS   UNITED STATES GOVERNMENT OFFICIAL

[PHOTO] Mr. Lapidus, 66, has served as a Director since 1994. He is a member of the Asset/Liability Committee of the Corporation. Mr. Lapidus served as a Director of the Bank from 1994 to 1995. Mr. Lapidus served from 1981 to 1994 as President of the Depositors Insurance Fund, a fund established under Massachusetts law to provide deposit insurance to Massachusetts savings banks. Presently, he is a United States Government official who advises, and arranges to place advisors with, the governments of former Soviet bloc countries to help them reform their banking and bank regulatory systems.


STEPHEN E.        PRESIDENT AND TREASURER OF C. H. CLEAVES INSURANCE AGENCY,
MARSHALL          INC.

[PHOTO] Mr. Marshall, 57, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1972. He is a member of the Executive Committee of the Corporation and a Director and Executive Committee member of the Bank. Mr. Marshall is also Chairman of the Insurance Committee of the Corporation. Mr. Marshall's affiliations include the Professional Insurance Agents of Massachusetts, The American Cancer Society and the Visiting Nurses Association.

ARTHUR W.          ACCOUNT MANAGER, THE ADVISORS GROUP
MCPHERSON

[PHOTO] Mr. McPherson, 70, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1973. Mr. McPherson is also a member of the Audit Committee of the Corporation. Mr. McPherson serves as a Deacon and the Missions Co-ordinator for the Park Street Church of Boston. He is also an Honorary Director of the Melrose YMCA.


HERBERT G.         CERTIFIED PUBLIC ACCOUNTANT
SCHURIAN

[PHOTO] Mr. Schurian, 59, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1973. He is a member of the Executive Committee of the Corporation and a Director and an Executive Committee member of the Bank. He is Chairman of the Asset/Liability Committee and a member of the Audit Committee of the Corporation. Mr. Schurian is a member of the Massachusetts Society of Certified Public Accountants and the Eastern Middlesex Association of Retarded Citizens.


DONALD B.          RETIRED AS PRESIDENT OF DENTAL HEALTH CONCEPTS IN 1995
STACKHOUSE, D.M.D.

[PHOTO] Dr. Stackhouse, 64, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1972. He is also a member of the Executive Committee of the Corporation and a Director and an Executive Committee member of the Bank. Dr. Stackhouse is a former Clinical Professor in Graduate Prothodontics at Tufts University and a Director of the L.D. Pankey Dental Institute.

     The following chart shows the number of shares of the Corporation's Common
Stock beneficially owned by each Director as of January 31, 1996.
                                                                               SHARES OF
                                                                              COMMON STOCK
                                                                              BENEFICIALLY
                                                                              OWNED AS OF
                                                                              JANUARY 31,
NAME                                                                           1996(1)(2)
----                                                                          ------------
Samuel Altschuler...........................................................      14,064

Mathias B. Bedell...........................................................      24,377(3)

Gerard H. Brandi............................................................     112,929(4)(5)

Allan S. Bufferd............................................................         950(6)

Peter W. Carr...............................................................      13,500(6)

Alexander S. Costello.......................................................       3,375

Robert S. Cummings..........................................................      18,800

Robert E. Dyson.............................................................      12,150(6)

Louise A. Hickey............................................................      10,856

Leonard Lapidus.............................................................       1,950

Stephen E. Marshall.........................................................       4,857

Arthur W. McPherson.........................................................       3,375

Herbert G. Schurian.........................................................      16,025(7)

Dr. Donald B. Stackhouse....................................................      14,230

All Directors and executive officers as a group (19 persons)................     346,729(5)(8)

---------------
(1) Unless otherwise indicated, each person named has sole voting and sole investment power with respect to all shares indicated. Includes the following number of shares that the above listed Directors have the right to acquire within 60 days through the exercise of options granted pursuant to the Corporation's 1986 Stock Option Plan or 1994 Stock Incentive Plan: Mr. Altschuler, 10,500 shares; Mr. Bedell, 13,250 shares; Mr. Brandi, 21,500 shares; Mr. Bufferd, 750 shares; Mr. Carr, 10,500 shares; Mr. Costello, 3,375 shares; Mr. Cummings, 13,250 shares; Mr. Dyson, 7,500 shares; Ms. Hickey, 10,500 shares; Mr. Lapidus, 1,750 shares; Mr. Marshall, 4,750 shares; Mr. McPherson, 2,625 shares; Mr. Schurian, 11,375 shares and Dr. Stackhouse, 10,750 shares, respectively.

(2) No individual Director beneficially owns more than one percent of the Corporation's outstanding Common Stock, except Mr. Brandi, who beneficially owns 4.1%.

(3) Includes 2,673 shares owned by Mr. Bedell's spouse, as to which shares Mr. Bedell disclaims beneficial ownership.

(4) Includes 2,569 shares held by Mr. Brandi as custodian for his daughter and various nieces and nephews and 5,183 shares owned by Mr. Brandi's spouse, as to all of which shares Mr. Brandi disclaims beneficial ownership. Also includes 65,257 shares owned jointly with Mr. Brandi's spouse.

(5) Includes shares allocated to the accounts of executive officers under the Bank's Employee Stock Ownership Plan (the "ESOP"). The number of such allocated shares included in the above table is as follows: Mr. Brandi -- 8,620 and all executive officers as a group (six persons) -- 22,060. Does not include any portion of the unallocated shares under the ESOP which may be deemed to be beneficially owned by participating executive officers as a result of their ability to direct the voting of such shares through the voting of shares allocated to their accounts under the ESOP. The number of such unallocated shares over which the executive officers may exercise voting power is as follows: Mr. Brandi -- 5,221 and all executive officers as a group -- 13,362.

                                        7

(6) Voting and investment power for these shares (other than shares which may be acquired through the exercise of options as described above) is shared with spouse as to all shares indicated.

(7) Includes 2,850 shares owned by Mr. Schurian's spouse and 300 shares owned by his son and spouse, as to all of which shares Mr. Schurian disclaims beneficial ownership.

(8) Includes 186,279 shares that such persons have the right to acquire through the exercise of options granted pursuant to the Corporation's 1986 Stock Option Plan or 1994 Stock Incentive Plan. As of January 31, 1996, all Directors and executive officers as a group beneficially owned 11.8% of the Corporation's outstanding Common Stock.


BOARD AND COMMITTEE MEETINGS

     During 1995, the Board of Directors of the Corporation held four meetings, the Executive Committee of the Corporation held ten meetings, the Audit Committee of the Corporation held four meetings and the Compensation and Option Committee of the Corporation held two meetings. During 1995, each incumbent Director attended at least 75% of the aggregate number of meetings of the Corporation's Board of Directors and of the committees of which he or she was a member, with the exception of Ms. Hickey, who attended four of six meetings, or 67% of the meetings.

     The Executive Committee of the Corporation consists of Messrs. Bedell, Brandi, Cummings, Marshall and Schurian and Dr. Stackhouse and is vested with the authority of the Board of Directors in most matters between Board meetings. The Audit Committee of the Corporation consists of Messrs. Carr, McPherson and Schurian and is responsible for reviewing the Corporation's financial statements and the scope of the audit, reviewing the Corporation's internal financial and accounting controls and recommending to the Board the appointment of independent auditors. The Compensation and Option Committee of the Corporation consists of Messrs. Altschuler, Bedell and Cummings and Ms. Hickey. The Compensation and Option Committee is responsible for making recommendations to the Board of Directors of the Bank with respect to the policies which govern both annual compensation and incentive stock ownership programs for the employees of the Bank.

     The Board of Directors of the Corporation acts as a nominating committee, selecting nominees for election as Directors and executive officers. The Board considers the recommendation of any stockholder with respect to nominees for election to the Board if such recommendation is timely in accordance with, and is accompanied by the information required by, the Corporation's By-laws. To make a recommendation, a stockholder should send the nominee's name and supporting information to the Secretary of the Corporation at the Corporation's principal offices. See "Stockholder Proposals."

PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to each holder who, to the knowledge of the Corporation, beneficially owned more than 5% of the
Corporation's Common Stock as of March 1, 1996.
                                                  AMOUNT AND NATURE OF          PERCENT OF
                                                 BENEFICIAL OWNERSHIP OF       COMMON STOCK
                                                  CORPORATION'S COMMON         BENEFICIALLY
        NAME AND ADDRESS                                  STOCK                    OWNED
        ----------------                         -----------------------       -------------
John A. Levin & Co., Inc.(1).....................         265,450                   9.6%
  One Rockefeller Plaza
  New York, NY 10020

Private Capital Management, Inc.(2) .............         251,250                   9.1%
  3003 North Tamiami Trail
  Naples, FL 33940

First Manhattan Co.(3)...........................         181,800                   6.6%
  437 Madison Avenue
  New York, NY 10022

---------------
(1) John A. Levin & Co., Inc. ("Levin") is an investment adviser registered under the Investment Advisers Act of 1940. According to a filing made by it with the Securities and Exchange Commission (the "SEC") on Schedule 13G dated February 16, 1996, Levin possesses sole voting power over 30,450 of the above shares, shared voting power over 144,000 of the above shares, sole dispositive power over 30,450 of the above shares and shared dispositive power over 235,000 of the above shares.

(2) Private Capital Management, Inc. ("PCM") is an investment adviser registered under the Investment Advisers Act of 1940. According to the most recent filing made by PCM with the SEC on Schedule 13D dated March 10, 1993, the above shares have been purchased for the accounts of investment advisory clients of PCM. PCM reported in such filing that it possesses shared dispositive power over all of the above shares and no voting power over any of these shares.

(3) First Manhattan Co. ("First Manhattan") is a broker or dealer registered under the Securities and Exchange Act of 1934 and is an investment adviser registered under the Investment Advisers Act of 1940. According to a filing made by it with the SEC on Schedule 13G dated February 9, 1996, First Manhattan possesses sole voting power over 136,000 of the above shares, shared voting power over 9,100 of the above shares, sole dispositive power over 136,000 of the above shares and shared dispositive power over 45,800 of the above shares.

EXECUTIVE COMPENSATION

     Until the Corporation becomes actively involved in other business, no separate compensation is being paid to the executive officers of the Corporation, all of whom are executive officers of the Bank and receive compensation as such.

SUMMARY OF COMPENSATION

     The following table sets forth for the fiscal years ended December 31, 1995, 1994 and 1993, a summary of the compensation paid by the Bank to the Chief
Executive Officer and the four additional executive officers whose remuneration from the Corporation and its subsidiaries exceeded $100,000 during 1995.

                                                                             LONG TERM
                                                                           COMPENSATION
                                                                  -------------------------------
                                                                         AWARDS           PAYOUTS
                                  ANNUAL COMPENSATION             ---------------------   -------
                         --------------------------------------   RESTRICTED                            (1)
                                                   OTHER ANNUAL    STOCK     SECURITIES    LTIP      ALL OTHER
   NAME AND PRINCIPAL           SALARY    BONUS    COMPENSATION   AWARD(S)   UNDERLYING   PAYOUTS   COMPENSATION
        POSITION         YEAR     ($)      ($)         ($)          ($)      OPTIONS(#)     ($)         ($)
------------------------ ----   -------   ------   ------------   --------   ----------   -------   ------------
Gerard H. Brandi........ 1995   310,000   97,650        (2)          -0-        2,500       -0-        63,830(3)
  Chairman, President    1994   285,000   96,900        (2)          -0-        3,750       -0-        47,301(3)
  and Chief Executive    1993   275,000   88,000        (2)          -0-        7,500       -0-        55,851(3)
  Officer(4)

Donald R. Washburn...... 1995   102,000   22,950        (2)          -0-        1,500       -0-         8,544(5)
  Senior Vice President, 1994    93,600   22,464        (2)          -0-        2,250       -0-         7,600(5)
  Lending                1993    80,500   19,320        (2)          -0-        3,750       -0-        19,978(5)

Donna H. West........... 1995    98,400   22,140        (2)          -0-        1,500       -0-         8,212(6)
  Senior Vice President, 1994    89,400   21,456        (2)          -0-        2,250       -0-         7,415(6)
  Retail Banking         1993    79,000   18,960        (2)          -0-        3,750       -0-        19,540(6)

Reginald E. Cormier..... 1995    84,000   18,900        (2)          -0-        1,500       -0-         7,047(7)
  Vice President,        1994    77,400   18,576        (2)          -0-        2,250       -0-         6,782(7)
  Treasurer and Chief    1993    75,000   16,500        (2)          -0-        3,750       -0-        19,902(7)
  Financial Officer

David F. Carroll........ 1995    82,800   18,630        (2)          -0-        1,500       -0-         7,046(8)
  Vice President,        1994    79,200   19,008        (2)          -0-        2,250       -0-         6,820(8)
  Operations             1993    76,500   15,300        (2)          -0-        3,750       -0-        19,289(8)

---------------
(1) Includes (i) the cash value of shares of MASSBANK Common Stock acquired by the Employee Stock Ownership Plan ("ESOP") and allocated to the named party (but excluding any allocation of dividends and interest thereunder), and
    (ii) such other items as are disclosed in individual footnotes below. Such cash value was determined by multiplying the number of shares of Common Stock so allocated by the closing price of the Common Stock on December 31 of the applicable year.

(2) Perquisites did not exceed 10% of total salary and bonus.

(3) Consists of the Bank's payment of permanent life insurance premiums in the amount of $3,226, $3,226 and $2,044 in 1995, 1994 and 1993, respectively, under Mr. Brandi's executive supplemental retirement agreement, ESOP allocations valued at $10,474, $17,143 and $53,807 representing 330, 749 and 2,290 shares of Common Stock respectively on December 31, 1995, 1994 and 1993, determined in accordance with footnote 1 above, and contributions of $50,130 and $26,932 to a rabbi trust for a deferred compensation program for Mr. Brandi in 1995 and 1994, respectively.

(4) Mr. Brandi was elected Chairman of the Board of Directors in January, 1993.

(5) Consists of ESOP allocations of $8,544, $7,600 and $19,978 representing 269, 332 and 850 shares of Common Stock at December 31, 1995, 1994 and 1993, respectively, determined in accordance with footnote 1 above.

                                       10

(6) Consists of ESOP allocations of $8,212, $7,415 and $19,540 representing 259, 324 and 831 shares of Common Stock at December 31, 1995, 1994 and 1993, respectively, determined in accordance with footnote 1 above.

(7) Consists of ESOP allocations of $7,047, $6,782, and $19,902 representing 222, 296 and 847 shares of Common Stock at December 31, 1995, 1994 and 1993, respectively, determined in accordance with footnote 1 above.

(8) Consists of ESOP allocations of $7,046, $6,820, and $19,289 representing 222, 298 and 821 shares of Common Stock at December 31, 1995, 1994 and 1993, respectively, determined in accordance with footnote 1 above.


OPTION GRANTS

     The following table sets forth certain information regarding options granted during 1995 to the Chief Executive Officer and the other executive officers named above.
                                                                                            POTENTIAL
                                                                                        REALIZABLE VALUE
                                               INDIVIDUAL GRANTS                        AT ASSUMED ANNUAL
                         -------------------------------------------------------------   RATES OF STOCK
                         NUMBER OF      % OF TOTAL                                            PRICE
                           SHARES        OPTIONS                                        APPRECIATION FOR
                         UNDERLYING     GRANTED TO     EXERCISE OR                         OPTION TERM
                          OPTIONS       EMPLOYEES      BASE PRICE                       -----------------
         NAME             GRANTED     IN FISCAL YEAR    PER SHARE     EXPIRATION DATE     5%        10%
         ----            ----------   --------------   -----------   -----------------  -------   -------
Gerard H. Brandi.......     2,500          10.9%         $23.125     January 16, 2005   $36,358   $92,138
  Chairman, President
  and Chief Executive
  Officer

Donald R. Washburn.....     1,500           6.5%         $ 26.50     July 17, 2005      $24,999   $63,351
  Senior Vice
  President, Lending

Donna H. West..........     1,500           6.5%         $23.125     January 16, 2005   $21,815   $55,283
  Senior Vice
  President, Retail
  Banking

Reginald E. Cormier....     1,500           6.5%         $23.125     January 16, 2005   $21,815   $55,283
  Vice President,
  Treasurer and Chief
  Financial Officer

David F. Carroll.......     1,500           6.5%         $23.125     January 16, 2005   $21,815   $55,283
  Vice President,
  Operations

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUE

     The following table sets forth certain information regarding options exercised during the fiscal year ended December 31, 1995 and options held as of
December 31, 1995 by the Chief Executive Officer and the other executive officers named above.
                                                             NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS AT                    OPTIONS AT
                                                              FISCAL YEAR END               FISCAL YEAR END
                           SHARES ACQUIRED    VALUE
          NAME               ON EXERCISE     REALIZED   EXERCISABLE / UNEXERCISABLE   EXERCISABLE / UNEXERCISABLE
          ----             ---------------   --------   ---------------------------   ---------------------------
Gerard H. Brandi.........       38,000       $685,750             42,479/0                    $706,637/0
  Chairman, President and
     Chief Executive
     Officer

Donald R. Washburn.......        2,200       $ 44,550             14,819/0                    $216,585/0
  Senior Vice President,
     Lending

Donna H. West............        1,800       $ 36,900             13,834/0                    $198,826/0
  Senior Vice President,
     Retail Banking

Reginald E. Cormier......            0       $      0              9,750/0                    $110,875/0
  Vice President,
     Treasurer and Chief
     Financial Officer

David F. Carroll.........        2,500       $ 28,750             13,175/0                    $181,981/0
  Vice President,
     Operations

COMPARATIVE STOCK PERFORMANCE BY THE CORPORATION

     The following chart compares the performance of the Common Stock of the Corporation (assuming reinvestment of dividends) with the S&P 500 Index and a group comprised of 18 industry peers, including the Corporation (the "Peer
Group"). The chart assumes a $100 investment was made on December 31, 1990 in the Common Stock of MASSBANK Corp., the stocks included in the S&P 500 and the stocks of the Peer Group.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           AMONG MASSBANK CORP., THE S&P 500 INDEX AND THE PEER GROUP


                                    [GRAPH]

      MEASUREMENT PERIOD           MASSBANK       S&P 500 IN-
    (FISCAL YEAR COVERED)            CORP.            DEX        PEER GROUP(1)
          12/31/90                  100.00          100.00          100.00
          12/31/91                  130.07          130.48          135.30
          12/31/92                  255.12          140.41          215.72
          12/31/93                  277.01          154.57          278.67
          12/31/94                  276.45          156.29          280.54
          12/31/95                  394.43          210.57          432.38

(1) The banks in the Peer Group are: American Bank of CT, Andover Bancorp, Inc., Bank of New Hampshire Corp., Banknorth Group, Inc., Boston Bancorp, CFX Corporation, D.S. Bancor, Inc., Dime Financial Corp., Family Bancorp, First Essex Bancorp, Framingham Savings Bank, Granite State Bank Shares, MASSBANK Corp., Medford Savings Bank, Norwich Financial Corp., Somerset Savings Bank, UST Corporation and Walden Bancorp, Inc.

EMPLOYMENT AGREEMENT

     The Corporation and the Bank have entered into a three year employment agreement with Mr. Brandi, and the Bank has entered into two-year employment agreements with Messrs. Carroll, Cormier and Washburn and Ms. West (each an "Employment Agreement" and collectively the "Employment Agreements"). Mr. Brandi's Employment Agreement is scheduled to expire in 1999, unless extended as explained below. The Employment Agreements of Messrs. Carroll, Cormier and Washburn and Ms. West are scheduled to expire in 1998, unless extended as explained below. Pursuant to the Employment Agreements, Mr. Brandi, Mr. Carroll,

Mr. Cormier, Mr. Washburn and Ms. West are paid current annual salaries of $322,800, $86,520, $87,900, $106,800, and $103,200, respectively.

     Under the respective Employment Agreements, the Corporation or the Bank, as the case may be, may terminate the officer's employment, without incurring any continuing obligations to him or her, at any time for "cause", as defined in the Employment Agreement. On each anniversary of the respective Employment Agreement, unless the Corporation or the Bank, as the case may be, or the officer has previously given the specified notice to the other of his, her or its election not to extend the respective Employment Agreement, an additional one-year period is automatically added to the term of the Employment Agreement.

     In addition, the Employment Agreements provide generally that if the Corporation or the Bank, as the case may be, were to terminate the officer's employment for any reason other than for "cause," or, solely with respect to Mr. Brandi, he were to terminate his own employment upon the occurrence of a significant change in the responsibilities, powers or authorities exercised by him from those exercised immediately prior to a "Change in Control," or following a reduction in his annual compensation, or for other reasons as set forth in his Employment Agreement, the officer would be entitled to continue to receive the compensation and benefits specified in the Employment Agreement for the duration of what otherwise would have been its term. The compensation and benefits payable to Mr. Brandi in the foregoing situations provide for an adjustment factor tied to increases in the Consumer Price Index. A "Change in Control" is generally defined in Mr. Brandi's Employment Agreement to mean (i) the occurrence of a tender or exchange offer, business combination, sale of assets, contested election or combination of transactions, the result of which is that the persons who were directors of the Corporation or the Bank before such transactions cease to constitute a majority of the Board of Directors of the Corporation or the Bank, respectively, or (ii) the acquisition by a person or group of persons of beneficial ownership of 25% or more of the Common Stock of the Corporation or the Bank, as the case may be, which is not approved by the respective Board of Directors in the manner established by Mr. Brandi's Employment Agreement. In addition, Mr. Brandi's Employment Agreement provides that in the event Mr. Brandi is not elected to, or is subsequently removed from, the offices of Chief Executive Officer of the Corporation or the Bank, then such event would be treated as a termination without cause by the Corporation and the Bank, and Mr. Brandi would be entitled to exercise his rights described in this paragraph under the Employment Agreement.

EXECUTIVE SEVERANCE AGREEMENT

     The Corporation and the Bank have entered into an Executive Severance Agreement with Mr. Brandi, and the Bank has entered into Executive Severance Agreements with Mr. Carroll, Mr. Cormier, Mr. Washburn and Ms. West (each an "Executive Severance Agreement" and collectively the "Executive Severance Agreements"). The Executive Severance Agreements generally provide that if there were a "Change in Control" of the Corporation, as defined therein, and if at any time during the two year period following the Change in Control, either the Corporation or the Bank, as the case may be, were to terminate the employment of any of the above named officers for any reason other than for deliberate dishonesty with respect to the Corporation or the Bank, conviction of certain crimes, gross and willful failure to perform his or her duties, or for other reasons as set forth in the Executive Severance Agreements, or any of the above named officers were to terminate his or her employment following a substantial adverse change in his or her title or responsibilities or a reduction in his or her annual base salary, or for other reasons as set forth in the Executive Severance Agreements, the named officer would be entitled to receive a lump sum payment equal to approximately three times his or her average annual compensation over the five previous years of his or her employment with the Corporation or the Bank, as the case may be. For purposes of the Executive Severance Agreements, a "Change in Control" is generally deemed to have occurred when (i) a person or group of persons acquires beneficial ownership of 50% or more of the Common Stock of the Corporation, (ii) as a result of a tender offer, proxy contest, merger or similar transaction, persons who were Directors before such transaction cease to constitute at least a majority of the Board of Directors of the Corporation, or (iii) the stockholders of the Corporation approve a merger, a plan of liquidation or an agreement for the sale of all or substantially all of the Corporation's assets.

     Any payments under the Executive Severance Agreement or the Employment Agreement are subject to reduction if such payments are non-deductible to the Corporation or the Bank as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). In addition, if the officer becomes entitled to receive cash compensation pursuant to both the Employment Agreement and the Executive Severance Agreement, he or she is required to elect to receive cash compensation pursuant to only one of such agreements. The officer would be entitled to continue to receive any benefits he or she is eligible for under his or her Employment Agreement regardless of the agreement under which he or she elected to receive cash compensation.

PENSION PLAN

     The Bank provides a retirement plan for all of its eligible employees through the Savings Banks Employees Retirement Association ("SBERA"), an unincorporated association of savings banks operating within Massachusetts and other organizations which provide services to or for savings banks.

     The following table illustrates annual minimum pension benefits for retirement at age 65 under the most advantageous plan provisions (in effect on
December 31, 1995) available for various levels of compensation and years of service. The figures in this table are calculated on the basis of a straight-life annuity and are based on the assumption that the Plan continues in its present form. The benefits are not subject to any deduction for Social
Security or other offset amounts.
                                                ANNUAL PENSION BENEFIT BASED ON YEARS OF SERVICE
                                                -------------------------------------------------
                                                                                            25
       AVERAGE                                    10            15            20           YEARS
  COMPENSATION(1)(2)                             YEARS         YEARS         YEARS        OR MORE
  ------------------                            -------       -------       -------       -------
  $100,000....................................  $19,541       $29,312       $39,083       $48,853
   120,000....................................   23,741        35,612        47,483        59,353
   140,000....................................   27,941        41,912        55,883        69,853
   150,000....................................   30,041        45,062        60,083        75,103

---------------
(1) Average compensation for purposes of this table is based on the three years immediately preceding retirement.

(2) Under applicable federal laws, the maximum compensation that may be used for plan years beginning in 1995 to calculate benefits under the Bank's retirement plan is $150,000.

     Mr. Brandi, Mr. Carroll, Mr. Cormier, Mr. Washburn and Ms. West will have an estimated 40, 29, 25, 35 and 35 credited years of service, respectively, under the plan at age sixty-five.

EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENT

     The Corporation and the Bank have entered into an Executive Supplemental Retirement Agreement with Mr. Brandi. The Executive Supplemental Retirement Agreement provides in general for monthly payments upon retirement (assuming continued employment with the Bank to age 65) and for monthly payments to a beneficiary in lieu of retirement payments if Mr. Brandi dies prior to his retirement. Mr. Brandi's agreement provides for 180 monthly payments of $2,500 upon his retirement and 120 monthly payments of $3,000 in the case of his death prior to retirement. The agreement is substantially funded by an insurance policy owned by the Bank on the life of Mr. Brandi.

                REPORT OF THE COMPENSATION AND OPTION COMMITTEE

     The Compensation and Option Committee (the "Committee") of the Board of Directors of the Corporation is comprised of the following non-employee
Directors: Samuel Altschuler, Mathias B. Bedell, Robert S. Cummings (Chairman) and Louise A. Hickey. The Committee is responsible for making recommendations to the Board of Directors of the Bank with respect to the policies that govern both annual compensation and incentive stock ownership programs for the employees of the Bank.

COMPENSATION PHILOSOPHY

     The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Bank to attract, retain and reward executive officers who contribute to the success of the Bank.

STRUCTURE OF COMPENSATION

     Compensation paid to the Bank's Chief Executive Officer ("CEO") and other executive officers consists primarily of the following elements: base salary, annual performance incentives in the form of cash bonuses, and long term performance incentives in the form of stock option awards, as discussed below.

BASE SALARY

     Several factors determine base salary, including the Corporation's performance, individual performance, compensation paid in prior years and compensation of officers employed by similar institutions. The Committee reviews competitive salary information from independent surveys. The Committee also consults with the CEO with respect to the salaries for the other executives. The Committee reviews recommendations of management for the annual salary, benefits and incentives budget as part of the overall planning and budgeting process of the Corporation, and submits its recommendations to the Board of Directors of the Bank.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The compensation paid to Gerard H. Brandi, the CEO of the Bank and the Corporation, consisted of his annual base salary, a cash bonus, awards of stock options and deferred compensation contributions. For 1995, the Committee considered the following factors (without any specific weighting of these measures) in determining the compensation to be paid to Mr. Brandi: the Corporation's size and performance, including its profitability, efficiency and share price performance, Mr. Brandi's performance and the compensation of chief executive officers at similar institutions. Based on these factors Mr. Brandi's annual compensation, consisting of base salary and an annual performance incentive in the form of a cash bonus, was increased approximately 6.7% during 1995, and he was awarded options to acquire 2,500 shares of Common Stock.

INCENTIVE PROGRAMS

     Profit Sharing and Incentive Compensation Bonus Plan. All non-officer employees of the Bank are eligible to receive annual profit-sharing distributions based on the Corporation's net income. All officers and senior executives (including the CEO) are eligible to receive incentive bonuses based upon the following factors (without any specific weighting of these measures): the Corporation's net income, return on assets, earnings per share and other specific goals and objectives. Because substantially all of the target goals for these factors were met for 1995, bonuses were awarded during 1995 with respect to the CEO and the other executive officers.

     Stock Option Awards. The Corporation's 1986 Stock Option Plan and 1994 Stock Incentive Plan are intended as performance incentives for participants who contribute to the attainment of long-term strategic objectives of the Corporation. The Plans enable persons to whom options are granted to acquire or increase a proprietary interest in the success of the Corporation. The long-term strategic objectives of the Corporation are set forth in a five year strategic plan which is revised annually. Because substantially all of the Corporation's strategic objectives were attained, stock options were awarded to the CEO, Directors and Bank officers.

     Employee Stock Ownership Plan. All full-time employees of the Bank and the Corporation who have at least one year of service are eligible to participate in the Employee Stock Ownership Plan ("ESOP"). The ESOP provides these persons with a long-term ownership interest in the Corporation that is designed to serve as an incentive for individual performance.

     The Committee's policy with respect to Section 162(m) of the Internal Revenue Code is to make every reasonable effort to ensure that compensation is deductible to the extent permitted and appropriate, while simultaneously providing the Corporation's executives with appropriate rewards for their performance.

     This report has been furnished by Samuel Altschuler, Mathias B. Bedell, Robert S. Cummings and Louise A. Hickey, the members of the Committee.

                                 *  *  *  *  *

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Bank has made a loan, under which the indebtedness exceeded $60,000 during 1995, to a corporation of which Mr. Altschuler, a member of the Compensation and Option Committee, is an executive officer. This loan was made in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

DIRECTOR COMPENSATION

     Members of the Executive Committee received $200 for each Board of Directors meeting of the Corporation attended during 1995, and will receive $400 for each meeting during 1996.

     Members of the Board of Directors of the Corporation (excluding Executive Committee members and employees of the Corporation or the Bank) received $375 for each Board of Directors or committee meeting attended during 1995, and will receive $400 for each meeting during 1996, and members of the Executive Committee (excluding employees of the Bank) received during 1995, and will receive during 1996, an annual payment of $6,000 plus $200 for each meeting attended of the Board of Directors of the Bank and of any committee thereof. Directors of the Corporation and the Bank are also reimbursed for expenses incurred in connection with attendance. In addition, during 1995 the chairmen of the various committees of the Board of Directors of the Corporation (other than the Executive Committee) received, and will receive in 1996, an additional $50 for each committee meeting over which they preside and the Secretary of the Corporation, who is also the Clerk of the Bank, received, and will receive in 1996, an additional annual payment of $1,000.

INDEBTEDNESS OF MANAGEMENT

     The Bank has made loans to one Director, who is also an executive officer, one executive officer and a company of which a Director of the Corporation is an executive officer, under which the indebtedness of such persons exceeded $60,000 during 1995. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Mathias B. Bedell, a member of the Board of Directors of the Corporation, inadvertently failed to file on a timely basis one report required by Section 16 of the Securities Exchange Act of 1934, as amended.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     A representative of KPMG Peat Marwick LLP, the independent public accountants for the Corporation, expects to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so. The representative will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     For a proposal of a stockholder to be included in the Board of Directors' Proxy Statement for the Corporation's 1997 Annual Meeting, it must be received at the principal executive offices of the Corporation on or before November 18, 1996. Such a proposal must also comply with the requirements as to form and substance established by the Securities and Exchange Commission for such a proposal to be included in the Proxy Statement.

     In addition, the Corporation's By-laws also provide that any stockholder wishing to have any director nominations or a stockholder proposal considered at an annual meeting must provide written notice of such nominations or stockholder proposal and certain other information as set forth in the By-laws of the Corporation to the Secretary of the Corporation at its principal executive offices (a) not less than 75 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of stockholders (the "Anniversary Date") or (b) in the event that the annual meeting of stockholders is scheduled to be held on a date more than seven days prior to the Anniversary Date, not later than the close of business on (i) the 20th day (or if that day is not a business day for the Corporation, on the next succeeding business day) following the first date on which the date of such meeting was publicly disclosed or (ii) if the first date of such public disclosure occurs more than 75 days prior to such scheduled date of such meeting, then the later of (1) the 20th day (or if that day is not a business day for the Corporation, on the next succeeding business day) following the first date of such public disclosure or
(2) the 75th day prior to such scheduled date of such meeting (or if that day is not a business day for the Corporation, on the next succeeding business day). Any stockholder desiring to submit a nomination or proposal must comply with the By-laws of the Corporation.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment if any other matters shall properly come before the meeting.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU WISH TO VOTE YOUR STOCK IN PERSON AT THE MEETING, YOUR PROXY MAY BE REVOKED.

March 22, 1996

                                MASSBANK CORP.

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
P
R
O
X
Y

        The undersigned hereby appoints GERARD H. BRANDI and REGINALD E. CORMIER, and each of them, Proxies with power of substitution to vote on behalf of the undersigned at the Annual Meeting of Stockholders of MASSBANK Corp. to be held at The Crowne Plaza, Two Forbes Road, Woburn, Massachusetts, on Tuesday, April 16, 1996 at 10:00 o'clock in the forenoon, and at any adjournment thereof, hereby granting full power and authority to act on behalf of the undersigned at this meeting and any adjournment thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

        Your vote for the election of directors may be indicated on the reverse. The nominees for Class I are Louise A. Hickey, Stephen E. Marshall, Arthur W. McPherson and Dr. Donald B. Stackhouse.

        The Board of Directors recommends a vote FOR all nominees listed in Class I.

                                                                     -----------
                                                                     SEE REVERSE
              CONTINUED AND TO BE SIGNED ON REVERSE SIDE                 SIDE
                                                                     -----------

      PLEASE MARK
/ X / VOTES AS IN
      THIS EXAMPLE.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees listed in this proxy, so that a stockholder wishing to vote in accordance with the Board of Directors' recommendation need only sign and date this proxy and return it in the enclosed envelope.

1.  Election of Class I Directors (see reverse)

To vote your shares for all Director nominees, mark the "FOR" box. To withhold voting for all nominees, mark the "WITHHOLD" box. If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and enter the name(s) of the exception(s) in the space provided; your shares will be voted for the remaining nominees.

                 FOR             WITHHOLD
                /   /             /   /
FOR ALL
EXCEPT
/   /
      ------------------------------------------------------------------------

If only one of the Proxies is present and acting at the meeting in person or by substitute, then that one shall have and may exercise all of the power and authority of said Proxies hereunder. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and a copy of the Annual Report for the fiscal year ended December 31, 1995.

                                         MARK HERE
                                        FOR ADDRESS       /   /
                                        CHANGE AND
                                        NOTE AT LEFT

                         Please sign exactly as your name appears hereon. If signing as attorney or for an estate, trust or corporation, title or capacity should be stated.


                         Signature:                             Date:
                                    ---------------------------       ---------

                         Signature:                             Date:
                                    ---------------------------       ---------